Exhibit 99.2

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(406) 497-2841	(605) 978-2902
claudia.rapkoch@northwestern.com	daniel.rausch@northwestern.com

NORTHWESTERN CORPORATION SENDS LETTER

RESPONDING TO HARBERT DISTRESSED MASTER FUND, LTD.

SIOUX FALLS, S.D. – Jan. 17, 2006 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced that its Board of Directors sent a letter to Philip A. Falcone of Harbert Distressed Master Fund, Ltd. responding to the letter received on Jan. 12, 2006.  The complete text of the letter is set forth below:

[NorthWestern Corporation Letterhead]

January 16, 2006

Philip A. Falcone

Harbert Distressed Investment Master Fund, Ltd.

555 Madison Avenue, 16th Floor

New York, New York 10022

Dear Mr. Falcone,

We are in receipt of your letter of January 12.  We will not respond to your mischaracterizations of the NorthWestern Board’s actions.  It is perfectly clear that Harbert Distressed Assets desires a quick sale of its block in NorthWestern.  We will, however, respond to your specific inquiries.

First, as to the date of the 2006 annual shareholders’ meeting, as required by law, you will receive notice of a Board decision at the same time as all other shareholders.  You may rest assured that the notice and the date will be in accordance with law and NorthWestern’s by-laws. Second, you have requested further clarification of the Board’s intended application of the shareholders’ rights plan as it relates to various actions that Harbert is apparently contemplating.  We caution you that these answers, like your questions, are general in nature; under various factual circumstances, the answers may be very different.  We reproduce your general questions and provide our answers below.

(1)     Will the Board claim that Harbert’s seeking of the names of potential board nominees from other stockholders triggers the shareholders’ rights plan?

Delaware courts have held it is within the appropriate scope of a corporate board’s power to adopt a rights plan that defines the formation of a beneficial ownership group as a

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triggering event.  This is the case even if membership in the group is revocable.  As we are sure you know, an oral agreement to vote shares together constitutes beneficial ownership for securities laws purposes and those of the rights plan.

Harbert cannot seek the names of potential board nominees from other stockholders for any purpose other than to form a voting coalition with such stockholders.  Accordingly, the Board reserves its right to regard such an action as triggering the rights plan.

(2)     Will the Board claim that other stockholders who provide Harbert with names of potential nominees have secretly entered into an “agreement, arrangement or understanding” with Harbert, thus triggering the shareholders’ rights plan?

All members of a beneficial ownership group are beneficial owners.  Thus, the Board reserves its right to regard shareholders who participate in a Harbert voting coalition as triggering the rights plan as well.

(3)     Will the Board claim that the shareholders’ rights plan is triggered if Harbert communicates with other stockholders and encourages them to vote for its nominees?

The Board will not consider the rights plan to have been triggered solely because Harbert submits its own slate of board nominees and encourages other shareholders to vote for them at the annual shareholders’ meeting.

We again emphasize that these are general principles as to how the Board intends to apply the rights plan.  As you are well aware, under the case law the application of a rights plan, and the determination of whether or not different actions trigger a rights plan, depends on the specific facts at issue.

Respectfully yours,

The NorthWestern Board of Directors

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•      our ability to maintain normal terms with vendors and service providers;

•      our ability to fund and execute our business plan;

•      our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the Securities and Exchange Commission (SEC);

•      unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•      unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•      adverse changes in general economic and competitive conditions in our service territories; and

•      potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

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